EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of Sinclair Broadcast Group, Inc. and Subsidiaries of our report dated February 8, 2005, with respect to the consolidated financial statements of Sinclair Broadcast Group, Inc. and Subsidiaries, included in the 2004 Annual Report to Shareholders of Sinclair Broadcast Group, Inc. and Subsidiaries.

Our audits also included the financial statement schedule of Sinclair Broadcast Group, Inc. and Subsidiaries listed in Item 15(a). This schedule is the responsibility of Sinclair Broadcast Group, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 8, 2005, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the following Registration Statements (File No. 333-58135, File No. 333-12257, File No. 333-12255, File No. 333-43047, File No. 333-31569, File No. 333-31571, File No. 333-26427, and File No. 333-103528), of our report dated February 8, 2005, with respect to the consolidated financial statements of Sinclair Broadcast Group, Inc. and Subsidiaries incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule of Sinclair Broadcast Group, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Sinclair Broadcast Group, Inc. and Subsidiaries.

/s/ Ernst & Young LLP

March 15, 2005
Baltimore, Maryland